Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Akoustis Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt Convertible into Equity	6.0% Convertible Senior Notes due 2027 (the “Notes”) (1)	457(a)	$44,000,000		100%		$44,000,000	0.0000927	$4,078.80
	Other	Subsidiary guarantee of the Notes (the “Guarantee”)	457(n)	$44,000,000	(2)	—		—	—	—
	Equity	Common Stock, par value $0.001 per share (“Common Stock”), issuable upon conversion of the Notes	457(i)	9,341,825	(3)	—		—	—	—
	Equity	Common Stock issuable as additional shares in respect of the Notes	457(c)	3,758,175	(4)	$3.94	(5)	$14,807,209.50	0.0000927	$1,372.63
Fees Previously Paid	—	—	—	—				—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—				—			—	—	—	—
	Total Offering Amounts							$58,807,209.5		$5,451.43
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fees Due									$5,451.43

(1)	Represents the aggregate principal amount of the Notes that were issued by Akoustis Technologies, Inc. (the “Registrant”) on June 9, 2022 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Equals the aggregate principal amount of Notes being registered.
(3)	Pursuant to Rule 416 under the Securities Act, the Registrant is also registering such indeterminate number of shares of Common Stock as may be issued from time to time upon conversion of the Notes registered above as a result of the anti-dilution provisions thereof.
(4)	Represents the aggregate number of shares of Common Stock that the Registrant may issue as payment of accrued interest on the Notes, as payment of accrued interest on the Notes, as make-whole payments made in connection with certain conversions or redemptions of the Notes or as payments made in connection with certain qualifying fundamental changes of the Registrant.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average high and low prices of the Common Stock as reported by the Nasdaq Stock Market LLC on September 6, 2022.